FOR IMMEDIATE RELEASE

November 14, 2008

For further information contact:

Craig L. Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP. TO NOT PARTICIPATE IN

THE TARP CAPITAL PURCHASE PROGRAM

Fairfield, New Jersey, November 14, 2008 – Kearny Financial Corp. (NASDAQ GSM: KRNY) (the “Company”) announced today that it would not apply for additional capital available under the Treasury Department’s TARP Capital Purchase Program. The decision to not access this additional source of capital from the Treasury was based in large part on the strength of Company’s capital base. As of September 30, 2008, the Bank’s ratio of tangible equity to tangible assets was 18.1% and the Bank’s Tier 1 risk-based capital ratio was 37.7%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

“While we recognize how critically important the Treasury’s programs are towards strengthening the overall U.S. financial system, the Board of Directors feels that the Capital Purchase Program requirements would impose various limitations on our long term capital management plan and therefore, are not in the best interest of our shareholders,” said President & CEO, John N. Hopkins.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank which operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At September 30, 2008, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.06 billion, $1.35 billion and $474.6 million, respectively. The Company is the majority-owned subsidiary of Kearny MHC, a federally chartered mutual holding company, which owns approximately 70% of the Company’s outstanding shares. Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol “KRNY.”

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.